John W. Hlywak, Jr. (Investors)               Jay Higham        (Media)
Senior Vice President & CFO                   Senior Vice President of Marketing
IntegraMed America, Inc.                      IntegraMed America, Inc.
(914) 251-4143                                (914) 251-4127
email:  jhlywak@integramed.com                email:  jhigham@integramed.com
Web Address:  http://www.integramed.com

Lippert/Heilshorn & Associates
Kim Golodetz (kgolodetz@lhai.com)
(212) 838-3777

Bruce Voss (bvoss@lhai.com)
(310) 691-7100
www.lhai.com


   INTEGRAMED AMERICA REACHES AGREEMENT WITH LEADING FLORIDA FERTILITY CENTER


Purchase, NY, May 9, 2002 - IntegraMed America, Inc. (Nasdaq: INMD) today announced that it has signed an agreement to supply a complete range of business, marketing and facility services to the Margate, Florida-based Northwest Center for Infertility and Reproductive Endocrinology ("NCIRE"). Under the terms of the 15-year agreement, IntegraMed has paid NCIRE an undisclosed sum and will share in the revenues and earnings of the clinic. NCIRE is a major fertility practice and has a 30% share of the south-eastern Florida marketplace. This is the sixth "partner" fertility center with which IntegraMed has signed a comprehensive agreement.

Led by Wayne S. Maxson, MD, David I. Hoffman, MD, Steven J. Ory, MD and Marcelo
J. Barrionuevo, MD, NCIRE has offices in Margate, Palm Beach Gardens and Hollywood, Florida. One of the leading specialty fertility centers in the South, the group provides a full range of infertility and assisted reproductive technology services.

Under the terms of the agreement, IntegraMed has committed up to $2 million to fund the development and equipping of a new state-of-the-art facility to house the clinical practice and embryology laboratory for the group and its patients. The addition of an on-site embryology laboratory is expected to increase practice revenues substantially when it is completed late in 2003. It is also expected that IntegraMed will provide the financial and administrative resources to allow NCIRE to further penetrate its marketplace and achieve its growth objectives in the future.

"Entering into partnership with NCIRE is the most important milestone accomplishment for IntegraMed in recent years," said Gerardo Canet, President and CEO of IntegraMed America, Inc. "During the last four years, we have consistently provided a valuable service to our fertility center partners. We have built new facilities; we have helped to consolidate local markets; and, we have facilitated over 25% average annual revenue growth for our partners," added Mr. Canet. "This transaction with NCIRE announces to both the financial community and to the physician community that IntegraMed intends to

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commit substantial resources to support the leading fertility centers across the
United States. IntegraMed reaffirms its core strategic objective of developing a national network of leading fertility centers supported by the Company's full Business Services infrastructure."

"We initially affiliated with IntegraMed about a year ago as part of the FertilityDirect(TM) program," said Wayne S. Maxson, MD. "Under FertilityDirect we received access to IntegraMed's innovative Shared Risk Refund program and their Internet marketing services. During that time, we developed a strong positive working relationship with the Company. They always deliver what they promise and are committed to supporting a physician-led organization. While IntegraMed's offer to help us with our plans to build a new facility certainly was an important factor in our decision to partner with them, even more important was their commitment to supporting high quality patient care and the fact that they earned our trust over the last twelve months," added David I. Hoffman, MD.

Based on the terms of the transaction, IntegraMed's service fees will be comprised of reimbursed costs of services and a fixed percentage of revenues, plus an additional fixed percentage of NCIRE earnings. IntegraMed anticipates that the NCIRE agreement will have a positive impact on its operating results by the third quarter of 2002.

IntegraMed America, based in Purchase, NY, is focused on the $2 billion infertility industry, and offers products and services to patients, providers, payers and manufacturers. Specifically, the Company provides Business Services to a network of Fertility Centers; distributes pharmaceutical products and financing programs directly to patients; operates www.integramed.com, an award-winning infertility Web site; and conducts clinical research through IntegraMed Research Institute.

Statements contained in this press release that are not based on historical fact, including statements concerning future results, performance, expectations and expansion of IntegraMed America are forward-looking statements. Actual results may differ materially from the statements made as a result of various factors including, but not limited to, the risks associated with the Company's ability to finance future growth; the loss of significant management contract(s); profitability at Reproductive Science Centers managed by IntegraMed America; changes in insurance coverage, government laws and regulations regarding health care or managed care contracting; and other risks, including those identified in the Company's most recent Form 10-K and in other documents filed by the Company with the U.S. Securities and Exchange Commission (SEC).



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